Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

TurnOnGreen, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	47,142,858	$0.06	$2,828,571.48	0.0001381	$390.63

Total Offering Amounts:							$2,828,571.48		390.63
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$390.63

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock issuable pursuant to the Company’s convertible promissory notes in the aggregate principal amount of up to $1,650,000 (the “Convertible Notes”) issued or issuable to SJC Lending, LLC (the “Selling Stockholder”) pursuant to the Securities Purchase Agreement (the “Agreement”) dated October 29, 2025, as well as any additional shares of the Company’s common stock common stock (“Common Stock”) that may become issuable as a result of a stock split, reverse stock split, stock dividend, recapitalization, or similar transaction.

Represents shares of Common Stock issuable upon conversion of the Convertible Notes to be sold by the Company to the Selling Stockholder pursuant to the Agreement.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the Common Stock as reported on the OTC Markets on December 11, 2025, which date is within five business days prior to the filing of this registration statement.